WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.


                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                ----------------------------------

                          FORM 10-QSB

[X]  QUARTERLY REPORT PURSUANT TO SECTION 13 OF 15 (d) OF THE
     SECURITIES EXCHANGE ACT OF 1934

     For the quarterly period ended MARCH 31, 1999

                               OR

[ ]  TRANSITION REPORT PURSUANT TO SECTION 13 OF 15 (d) OF THE
     SECURITIES EXCHANGE AT OF 1934

     For the transition period from---------to-----------


                 Commission File Number 0-21165

                 FIRST ALLEN PARISH BANCORP, INC.
--------------------------------------------------------------
   (Exact name of Registrant as specified in its Charter)


        Delaware                          72-1331593
------------------------              -------------------------
(State or other jurisdiction of          (I.R.S. Employer
 incorporation or organization)          Identification Number)

222 South Tenth Street - Oakdale, Louisiana            71463
-------------------------------------------          -----------
(Address of principal executive offices)             (zip code)

Registrant's telephone number, including area code: (318)335-2031
                                                    -------------

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by section 13 of 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months
(or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

     YES (X)          NO ( )

Indicate the number of shares outstanding of each of the issuer's common stock as of the latest practicable date.

Class                               Outstanding at March 31, 1999
---------------------------         -----------------------------
Common Stock, .01 par value                    266,622

              FIRST ALLEN PARISH BANCORP, INC.


                    TABLE OF CONTENTS



                                                            Page
Part I - FINANCIAL INFORMATION

  Item 1:  Financial Statements

             Consolidated statements of financial condition  3


             Consolidated statements of income               4

             Consolidated statements of cash flows           5-6

             Notes to consolidated financial statements      7-8

  Item 2:  Management's Discussion and Analysis of
             Financial Condition and Results of Operations   9-14

Part II - OTHER INFORMATION                                 15

             Signatures                                     16




























          FIRST ALLEN PARISH BANCORP, INC. AND SUBSIDIARY
           Consolidated Statements of Financial Condition
               March 31, 1999 and December 31, 1998


                                  March 31, 1999
                                   (Unaudited)   December 31,1998
                                  -------------- ----------------
                            ASSETS
Cash and cash equivalents
  Interest-bearing                   $ 2,023,954      $ 5,506,432
  Non-interest bearing                   847,807          812,796
Mortgage-backed and related securities -
  held-to-maturity                     9,113,548        9,743,993
Mortgage-backed and related securities -
  available-for-sale, estimated
    marketvalue                        6,572,689        6,451,230
   Loans receivable, net              16,359,268       14,896,198
Accrued interest receivable              253,121          235,545
Other receivables                        110,038           43,925
Foreclosed real estate                      -
-Federal Home Loan Bank stock, at cost  262,800          263,000
Premises and equipment, at cost, less
 accumulated  depreciation               717,296          705,495
Other assets                              69,890           35,016
                                     -----------      -----------
    Total assets                     $36,330,411      $38,693,630
                                     ===========      ===========
                 LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Deposits                           $31,504,555      $33,553,066
  Advances from Federal Home Loan Bank      -                -
  Advances by borrowers for taxes
   and insurance                          22,921           20,402
  Federal income taxes:
   Current                                39,691           24,263
   Deferred                               95,367           84,623
   Accrued liabilities                    34,825          141,542
   Dividends Payable                         635           40,311
   Deferred income                        45,190           46,279
                                      ----------       ----------
       Total liabilities              31,743,184       33,910,486
                                      ----------       ----------

STOCKHOLDERS' EQUITY
  Serial preferred stock (.01 par value,
   100,000 shares authorized, none
   issued or outstanding)                   -               -
  Common stock (.01 par value, 900,000
   shares authorized, 266,622 shares
   issued and outstanding)                 2,666           2,666
  Treasury Stock                        (292,680)           -
  Additional paid-in capital           2,392,734       2,388,502
  Retained earnings (substantially
   restricted)                         2,640,842       2,547,519
  Unrealized gain on securities
   available-for-sale                      2,365           8,447
  Unearned employee stock ownership plan(158,700)       (163,990)
                                       ---------       ---------
       Total stockholders' equity      4,587,227       4,783,144
                                       ---------       ---------
       Total liabilities and stockholders'
           equity                    $36,330,411     $38,693,630
                                     ===========     ===========
See accompanying notes to consolidated financial statements.

        FIRST ALLEN PARISH BANCORP, INC. AND SUBSIDIARY
             Consolidated Statements of Income
       For the three months ended March 31, 1999 and 1998
                            (Unaudited)


                                       1999           1998
                                  -------------   -------------
INTEREST INCOME
  Loans receivable:
    First mortgage loans                $260,188       $233,875
    Consumer and other loans              94,185         74,427
  Mortgage-backed and related securities 241,439        261,174
  Other interest earning assets           44,726         19,721
                                         -------        -------
      Total interest income              640,538        589,197
                                         -------        -------
INTEREST EXPENSE
  Deposits                               315,611        307,186
  Borrowed funds                                          2,523
                                         -------        -------
      Total interest expense             315,611        309,709
                                         -------        -------
      Net interest income                324,927        279,488
PROVISION for LOAN LOSSES                  6,000           -
                                         -------        -------
     Net interest income after provision
        for loan losses                  318,927        279,488
                                         -------        -------

NONINTEREST INCOME
  Service charges on deposits             55,525         49,296
  Insurance commissions earned             6,355          1,252
  Loan origination and servicing fees     19,810          9,402
  Net other real estate expenses            -              (420)
  Other operating revenues                 6,614          6,315
                                         -------        -------
      Total noninterest income            88,304         65,845
                                         -------        -------
NONINTEREST EXPENSES
  Compensation and employee benefits     129,690        114,715
  Occupancy and equipment expenses        25,881         18,687
  SAIF deposit insurance premiums          4,407          4,402
  Stationery and printing                 13,862         16,514
  Data processing                         21,309         16,876
  Other expenses                          68,508         68,484
                                         -------        -------
      Total noninterest expenses         263,657        239,678
                                         -------        -------
      Income before income taxes         143,574        105,655
INCOME TAX EXPENSE                        50,251         36,385
                                         -------        -------
     NET INCOME                           93,323         69,270
                                        ========       ========
Net earnings per common share:
  Primary and fully diluted
Weighted average number of shares
   outstanding                             $0.38          $0.28
                                        ========       ========
  Primary and fully diluted              247,930        245,198


       FIRST ALLEN PARISH BANCORP, INC. AND SUBSIDIARY
            Consolidated Statements of Cash Flows
      For the three months ended March 31, 1999 and 1998
                           (Unaudited)




                                            1999       1998
                                        ----------- ----------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                            $    93,323  $    69,270
                                        -----------  -----------
 Adjustments to reconcile net income
    to net cash provided by operating
      activities:
        Depreciation of premises and
           equipment                         16,104       10,093
      Provision for loan losses               6,000

      Premium amortization net of
           discount accretion                (2,317)      11,456
      Compensation Esop                       4,232        7,539
      Deferred income taxes                  10,744       (1,954)
      Stock dividend on FHLB Stock           (3,500)      (3,700)
      Changes in assets and liabilities
        (Increase) decrease in accrued
           interest receivable              (17,576)       7,989
        Increase in other receivable        (66,113)    (157,168)
        Increase in other assets            (34,874)     (39,105)
        Decrease in advance payable,
           Federal Home Loan Bank
        Increase (decrease) in accrued
           liabilities                     (106,717)       9,003
        Increase (decrease) in current
           income taxes payable              15,428      (16,618)
        (Increase) decrease  in deferred
           income                            (1,089)         818
                                         ----------- -----------

             Total adjustments             (179,678)    (171,647)
                                         ----------- -----------
            Net cash used by
              operating activities          (86,355)    (102,377)
                                         ----------- -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Net decrease (increase) in mortgage-backed
    and related securities                  508,986     (224,844)
  Sale of investment securities               3,700        3,700
  Net increase in loans made to
    customers                            (1,799,901)    (193,997)
  Purchase of property and equipment        (27,905)     (70,300)
                                         ----------- -----------
            Net cash used by
              investing activities       (1,315,120)    (485,441)
                                                     (continued)

 See accompanying notes to consolidated financial statements.















































     FIRST ALLEN PARISH BANCORP, INC. AND SUBSIDIARY
     Consolidated Statements of Cash Flows (continued)
     For the three months ended March 31, 1999 and 1998
                               (Unaudited)

                                         1999        1998
                                       ----------- -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase decrease in demand deposits,
    NOW accounts, passbook savings accounts,
    and certificates of deposits       (2,048,511)    171,886
 Net increase in advances by
    borrowers for taxes and insurance       2,519       3,800
                                       ----------  ----------
         Net cash provided (used) by
             financing activities      (2,045,992)    175,686
                                       ----------  ----------


         Net decrease in cash
             and cash equivalents     (3,447,467)    (412,132)

CASH AND CASH EQUIVALENTS, beginning
    of period                          6,319,228     1,884,242
                                      ----------    ----------
CASH AND CASH EQUIVALENTS, end
    of period                         $2,871,761    $1,472,110

                                      ==========    ==========


Supplemental Disclosures

  Cash paid for:
    Interest on deposits, advances,
      and other borrowings             $ 336,019     $ 305,577
    Income taxes                          39,690


    Change in unrealized gain (loss)
      on securities  available for
        sale, net of deferred tax          6,082        19,323




See accompanying notes to consolidated financial statements.






       FIRST ALLEN PARISH BANCORP, INC. AND SUBSIDIARY
         Notes to Consolidated Financial Statements
                         (Unaudited)


(1)  First Allen Parish Bancorp, Inc.
     --------------------------------

          First  Allen  Parish  Bancorp, Inc. (the "Corporation")
     was incorporated under the laws of the State of Delaware for the purpose of becoming the savings and loan holding company
     of First   Federal   Savings   and Loan Association of Allen
     Parish  ( the  "Association" ),  in  connection   with   the
     Association's  conversion  from a federally chartered mutual savings  association  to a federally chartered stock savings association,  pursuant to its Plan of Conversion.  On August
     9,  1996,  the  Corporation  commenced  a  Subscription  and
     Community  Offering  of  its  shares  in connection with the
     conversion  of  the  Association  (the  "Offering" ).   The
     Offering  was  consummated and the Corporation acquired the
     Association on September 27, 1996.  It should be noted that the  Corporation  had no assets prior to the conversion and acquisition on September 27, 1996.

          The accompanying consolidated financial statements as of and for the three months ended March 31, 1999, include the accounts of the Corporation and the Association.

(2)  Employee Stock Ownership Plan (ESOP)
     ------------------------------------
          All employees  meeting age and service requirements are
     eligible to participate in an ESOP established on January 1,
     1996. Contributions made  by the Association to the ESOP are allocated to participants by a formula based oncompensation.
     Participant  benefits  become  100 percent vested after five years. The ESOP purchased 21,160 shares in the Association's
     conversions.   At  March  31,  1999,  5,290  shares had been
     allocated  to  participants, with 15,870 shares unallocated.

(3)  Basis of Preparation
     --------------------
          The  accompanying  unaudited   consolidated   financial
     statements were prepared in accordance with instructions for
     Form 10-Q.   To  the  extent  that information and footnotes
     required  by  generally  accepted  accounting principles for complete  financial  statements are contained in the audited financial  statements  included  in  the Association's audit report for the year ended December 31, 1998,such information and  footnotes  have  not  been  duplicated  herein.  In the opinion  of  management, all adjustments, consisting only of normal recurring accruals, which are  necessary for the fair presentation  of  the interim financial statements have been included.  The statements of  earnings  for the three months ended March 31, 1999 are  not  necessarily indicative of the results which may be expected for the entire year.





















































        FIRST ALLEN PARISH BANCORP, INC. AND SUBSIDIARY
     Notes to Consolidated Financial Statements (Continued)
                           (Unaudited)


(4)  Earnings Per Share
     ------------------
          The  Company adopted FAS 128, Earnings Per Share  as of
     December  31, 1997. Weighted average shares of common  stock outstanding for basic EPS  excludes the weighted  average
     shares  unreleased   by   the   Employee   Stock   Ownership
     Plan(ESOP)(15,8 70 and  16,399  shares at March 31, 1999 and
     December   31,  1998 respectively  and the  weighted average
     invested  shares    in   the   Recognition   and   Retention
     Plan(RRP)(8,464 shares  at  March 31, 1999 and  December 31,
     1998).   The  effect  on diluted EPS of stock  option shares
     outstanding and invested RRP shares if calculated  using the treasury stock method.  Earnings per  share  for  the  three month  period  ended  March  31, 1999 were based on  247,930 shares outstanding.

(5)  Stockholders' Equity and Stock Conversion
     -----------------------------------------
          The  Association converted  from a  federally chartered
     mutual  savings  association  to a federally chartered stock savings  association  pursuant  to  its  Plan  of Conversion
     which  was  approved  by   the   Association's   members  on
     September  18,  1996.   T he  conversion  was  effective  on
     September  27,  1996 and  resulted inthe issuance of 264,506 shares of common stock (par value $0.01) at  $10  per share for  a  gross  sales price of $2,645,060.  Costs related to conversion (primarily  underwriters'  commissions, printing, and  professional  fees)  approximated  $272,131  and  were deducted  to arrive at the net proceeds of $2,372,929.  The
     Corporation  established  an employee stock ownership trust which purchased  21,160  shares  of  common  stock  of  the
     Corporation  at  the  issuance  price of $10 per share with funds borrowed from the holding company.
















         FIRST ALLEN PARISH BANCORP, INC. AND SUBSIDIARY
              Management's Discussion and Analysis
         of Financial Condition and Results of Operations

General
-------

           First Allen Parish  Bancorp,Inc. (The "Corporation")
    was incorporated under  the laws of  the state  of Delaware to become a savings  and loan holding  company  with  First
    Federal Savings and  Loan Association  of Allen  Parish(the
    "Association")of Oakdale,  Louisiana,  as  its  subsidiary.
    The Corporation was incorporated  at the direction  of  the
    Board of  Directors of  the  Association, and on  September
    27,  1996,     acquired  all  of  the capital stock  of the
    Association  upon  its  conversion  from  mutual  to  stock form  (the "conversion").  Prior  to  the  conversion,  the
    Corporation  did not engage in  any material operations and at September 30, 1996,  had  no  significant  assets  other than the investment in thecapital stock of the Association, the First Allen Parish Bancorp loan to the  employee  stock ownership plan  (ESOP),  representing  aportion  of the net proceeds  from  the  conversion  retained  at  the  holding company level and investments in mortgage backedsecurities.

          First  Federal Savings  and Loan Association of Allen
    Parish  was  originally  founded  in  1962  as  a federally chartered  mutual savings and loan  association located  in
    Oakdale, Louisiana.  On September 18, 1996, the Association
    members voted to convert the Association to a federal stock institution.  The Association conducts its business through its  main  office in  Oakdale, Louisiana and a full-service branch in Oberlin,Louisiana and a Loan ProductionOffice(LPO)
    located in Kinder, Louisiana.  Deposits  are insured by the
    Savings  Association  Insurance   Fund(SAIF) to the maximum
    allowable.

          The  Association has been, and intends to continue to
    be, a  community-oriented  financial  institution  offering selected  financial  services  to  meet  the  needs  of the communities  it  serves.  The Association attracts deposits from  the  general  public  and  historically has used such deposits,  together  with  other  funds, to originate loans
    secured  by  real   estate,   including  one-to four-family
    residential  mortgage  loans, commercial real estate loans, land  loans, construction loans and loans secured  by other
    properties.   The  Association also originates consumer and
    other  loans  consisting  primarily  of  loans  secured  by automobiles, manufactured  homes, loans secured by deposits
    (share loans) and lines of credit.

           The most significant outside factors influencing the
    operations  of  the   Association   and   other   financial
    institutions   include    general    economic   conditions,
    competition  in  the  local  market  place  and the related monetary  and  fiscal  policies  of  agencies that regulate financial institutions.  More  specifically,  the  cost  of
    funds  primarily  consisting   of   insured   deposits   is
    influenced by interest rates on  competing investments  and general market rates of interest, while  lending activities are influenced by the demand for real estate  financing and other  types  of  loans,  which  in turn is affected by the interest rates at which such loans may be offered and other factors affecting loan demand and funds availability.












































     The  FDIC  is  authorized  to   establish   separate  annual
assessment rates for deposit insurance for members of the BIF and members of the SAIF.  The FDIC may  increase assessment rates for either fund if necessary to restore  the fund's ratio of reserves to insured deposits to the target level within a reasonable time, and may decrease these rates  if  the  target level has been met.
The FDIC has established a  risk-based assessment system for both
SAIF  and  BIF  members.   Under  this  system,  assessments vary
depending on the  risk  the  institution  poses  to  its  deposit insurance fund.  An institutions's risk level is determined based on  its  capital  levels, and  the  FDIC's  level  of supervisory concern about the institution.

     In 1996, federal legislation was enacted to recapitalize the
SAIF and eliminate the significant premium disparity  between the
BIF and the SAIF.   Under  the  law,  the Association  and  other
institutions  with  SAIF-insured deposits were charged a one-time special  assessment  equal  to  $0.657  per  $100  of  assessable
deposits at March 31,  1995.   The  Association  recognized  this
special  assessment  as  a  charge  to  noninterest   expense  of
$170,000(or $112,000 when adjusted  for  taxes)  during  the year ended December 31, 1996.  The  assessment was fully deducible for both federal and state income tax purposes.  Assessment rates for regular ongoing, deposit  insurance premiums currently range from
0.0% of deposits for an institution in the highest category(i.e., well-capitalized  and  financially sound, with no more than a few minor weaknesses)  to 0.27% of deposits for an institution in the
lowest    category(i.e.,   undercapitalized    and   substantial
supervisory   consent).   The  Association's assessment rate for
deposit  insurance was  0.23%  of  deposits for 1996, and it was reduced  to 0.0% of  deposits beginning on January 1, 1997.  The
FDIC is authorized to raise the assessment rates as necessary to maintain  the  required reserve ratio of 1.25%, and both the BIF and  the  SAIF  currently satisfy the reserve ratio requirement.
The annual  rate  of assessments of SAIF-assessable deposits for the payments  on  the FICO bonds was 0.0648% for the semi-annual period beginning on January 1, 1997; 0.0630% for the semi-annual period beginning  on  July  1, 1997; and 0.0622% currently.  The
1996 law also provides for the merger of the SAIF and the BIF by
1999,  but  not  until such time as bank and thrift charters are combined.  Until the charters are combined, savings associations with SAIF deposits  may not transfer deposits to the BIF without paying various  exit  and  entrance  fees, and SAIF institutions will continue  to  pay  higher  FICO assessments.  Such exit and entrance fees need not be paid if a SAIF institution converts to a bank charter  or  merges with a bank, as long as the resulting bank continues  to  pay  applicable insurance assessments to the
SAIF, and as long as certain other conditions are met.


     While the legislation has reduced the disparity between premiums paid on BIF deposits and SAIF deposits, and has relieved the thrift industry of a portion of the contingent liability represented by the FICO bonds, the premium disparity between SAIF-insured institutions, such as the Association, and BIF-insured institutions will continue until at least January 1, 1999.

     Under the Internal  Revenue Code, the Company is allowed to deduct an  experience  method bad debt deduction based on actual
charge-offs.   This  deduction  is  an  addition to tax bad debt
reserves established for the purpose  of  absorbing losses.  The
Act also provides that  federal  income  tax bad debt reserve in excess of  the  past  year  reserves will be included in taxable
income.   Taxable income for 1998 included $119,038 of recapture
of this bad debt reserve.










































Financial Condition
-------------------

     Consolidated  assets  of  First  Allen Parish Bancorp, Inc.
decreased $2.4 million to $36.3 million at  March 31, 1999, from
$38.7 million at December 31, 1998. This decrease was the result of $3.5 million of cast and cash equivalents needed to fund the
local   Sheriff's  tax  collection  account  being  reduced  by
approximately  $2.0  million,  due  to  disbursement  of  taxes during the first quarter and to fund a $1.5 million increase in loans.

     Stockholders equity declined $200,000 to $4.6 million at March 31, 1999 from $4.8 million at December 31, 1998. This reduction was the result of a stock repurchase plan put into effect during the first quarter that resulted in the repurchase of 16,260 shares at $18 per share. Treasury Stock of $293,000 that reduced stockholders equity was offset by income of $93,000.

     Mortgaged-backed and related securities decreased $500,000 to $15.7 million at March 31, 1999 from $16.2 million at December 31, 1998. The collection of principle and interest on these securities was used to partially fund the increase in loans.

     Total liabilities decreased $2.2 million to $31.7 million at March 31, 1999 from $33.9 million at December 31, 1998.
This decrease was the result of a $2.1 million decrease in deposits to $31.5 at March 31, 1999 for $33.6 million at December 31, 1998.

Comparison of Operating Results  for  the  Three  Months  Ended
---------------------------------------------------------------

March 31, 1999 and 1998
-----------------------

    General.    Net income  increased  $24,000  or   34.7%   to
$93,000 for  the three months ended March 31, 1999 from $69,000 for the three  months  ended March 31, 1998.  This increase was
primarily due  to  increases  in  net  interest  income   after
provision for loan losses of $39,000 and non-interest income of
$22,000 offset by increases of $24,000 in non-interest expenses and $14,000 in income tax expense.

     Net Interest Income.  Total  net interest income increased
$46,000 or 16.5% to  $325,000  for the three months ended March
31, 1999 from $279,000 for the three months ended March 31, 1998. This increase was primarily the result of an increase in net loans receivable.

     Provision  for Losses on Loans.  The Association maintains an allowance  for  loan losses based upon management's periodic evaluation  of  known  and inherent risk in the loan portfolio, the Association's past loss experience, adverse situations that may affect  the  borrower's  ability  to repay loans, estimated value of the  underlying  collateral  and  current and expected
market conditions.   The  Association  established  a provision
for  loan  losses for the three months ended March 31, 1999  of
$6,000 as compared  to  no provision for the three months ended
March 31,1998.













































     Non-Interest  Income.    Non-interest   income   increased
$22,000 to  $88,000  for  the three months ended March 31, 1999 from $66,000  for  the three months ended March 31, 1998.  This increase was  the  result  of  increases  of  $7,000 in service charges  on  deposits,  $5,0000 in insurance commissions earned and  $10,000  in  loan  origination and servicing fees.  All of these increases are a  direct  result of the increased activity from the branch offices in Oberlin and Kinder.

     Non-Interest  Expense.    Non-interest  expense  increased
$24,000 or 10% to $264,000 for the three months ended March 31,
1999 from $240,000 for the three months ended  March 31,  1998.
This increase was primarily due to an increase  of  $15,000  in compensation and employee benefits,  an  increase  of $7,000 in occupancy and equipment expenses, an increase or $4,000 in data processing  offset  by  a  $2,0000  decrease  in stationery and printing.  All of these increases are  a  direct  result of the increased  activity  from  the  branch  offices  in Oberlin and
Kinder.

     Income Tax Expense. Income tax expense increased $14,000 or 39% to a total of $50,000 for the three months ended March
31, 1999 from an income tax expense of $36,000 for the three months ended March 31, 1998.

Non-Performing Assets
---------------------

     At March 31, 1999 non performing assets were approximately
$78,000 compared to $117,000 on December 31,  1998.   At  March
31, 1999,  the Association's allowance for loan losses was 399%
on non performing loans compared to 260% December 31, 1998.

     Loans are considered non-performing when the collection of principal and/or interest is not probable, or in the event payments are more than 90 days delinquent.

















Capital Resources
-----------------

     The Association  is  subject  to three  capital  to  asset requirements in accordance with Office  of  Thrift  Supervision
(OTS) regulations.   The  following  table  is a summary of the
Association's  regulatory  capital  requirements  versus actual capital as of March 31, 1999:

                 Actual         Required            Excess
             Amount/Percent   Amount/Percent    Amount/Percent
---------------------------- ----------------- ----------------

Tangible   $3,851,000/10.77%  $l,430,000/4.00% $2,421,000/ 6.77%
Core
 Leverage
  Capital  $3,851,000/10.77%  $1,430,000/4.00% $2,421,000/ 6.77%
Risk-Based
  Capital  $4,041,000/24.28%  $1,331,000/8.00% $2,710,000/16.28%


Liquidity
---------

     The  Association's principal sources of funds are deposits, principal  and  interest  payments  on  loans, deposits in other
insured   institutions,   and   investment  securities.    While
scheduled  loan  repayments   and   maturing   investments   are
relatively predictable,  deposit  flows  and early loan payments
are  more  influenced  by  interest   rates,   general  economic
conditions and competition.   Additional sources of funds may be
obtained from the Federal  Home Loan Bank of Dallas by utilizing numerous available products to meet funding needs.

     The Association  is  required to maintain minimum levels of
liquid  assets  as  defined   by   regulations.    The  required
percentage is currently five percent of net withdrawable savings deposits and  borrowings  payable  on  demand  or in one year or
less.   The  Association  has  maintained its liquidity ratio at
levels exceeding  the   minimum   requirement.    The   eligible
liquidity  ratios at  December 31, 1998, and March 31, 1999 were
11.87% and 12.99%, respectively.

     For purposes of  the cash flows, all short-term investments with a maturity of three  months or less at date of purchase are
considered cash equivalents.   Cash and cash equivalents for the
periods  ended  March 31,  1999  and  1998  were  $2,871,761 and
$1,472,110, respectively.

           FIRST ALLEN PARISH BANCORP, INC. AND SUBSIDIARY

        Notes to Consolidated Financial Statements (Continued


Capability of the Company's Data Processing Hardware to
-------------------------------------------------------
Accommodate the Year 2000
-------------------------

     The Company is aware of the  issues  associated  with  the programming code in existing computer systems as the millennium
(year "2000") approaches.  The "year 2000" problem is pervasive and  complex,  as  virtually  every  computer operation will be affected  in  some  way  by  the rollover of the two-digit year
value of  zero.    The issue  is  whether computer systems will
properly recognize  date-sensitive  information  when  the year changes  to  2000.  Systems that do not properly recognize such information could  generate erroneous data or cause a system to fail.

     The  Company  is  utilizing  both  internal  and  external resources to  identify,  correct  or  reprogram  and  test  the
systems for  the  "year  2000"  compliance.   All reprogramming
efforts have been  completed.  To date, confirmations have been received from the  Company's  primary  processing  vendors that plans are being developed to address processing of transactions
in  the  "year 2000".   Management has assessed the "year 2000"
compliance  expense  and  related  potential   effect   on  the
Company's earnings, and  the  board  has approved $75,000 to be dedicated to this project  which is to be expended during years ended December 31, 1998 and 1999.























                 PART II - OTHER INFORMATION


Item 1.   Legal Proceedings
          None

Item 2.   Changes in Securities
          None

Item 3.   Defaults Upon Senior Securities
          None

Item 4.   Submission of Matters to a Vote of Security Holders
          None

Item 5.   Other information
          None

Item 6.   Exhibits and Reports on Form 8-K
          Exhibits:
          27 - Financial Data Schedule

          Reports on Form 8-K:
          None.





     SIGNATURES

     Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   First Allen Parish Bancorp,
Inc.
                                   Registrant


Date:   May 10, 1999               /s/Charles L. Galligan
--------------------               ------------------------------
                                   Charles L. Galligan, President
                                   and Chief Executive Officer
                                   (Duly Authorized Officer)



Date:   May 10 1999                /s/Betty Jean Parker
-------------------                ------------------------------
                                   Betty J. Parker, Treasurer and
                                   Chief Financial Officer



